FOR IMMEDIATE RELEASE

NEXMED SIGNS GLOBAL LICENSING AGREEMENT
FOR ITS PROPRIETARY ANTI-FUNGAL PRODUCT

Robbinsville, NJ, September 15, 2005--NexMed, Inc. (Nasdaq: NEXM), developer of innovative transdermal treatments based on its proprietary NexACT® drug delivery technology, announced today that it has entered into an exclusive global licensing agreement with Novartis International Pharmaceutical Ltd., for NexMed’s proprietary NM100060 nail lacquer treatment for onychomycosis, commonly known as nail fungus. NM100060 is currently in Phase 1 development in the U.S.

Under the agreement Novartis acquired the exclusive worldwide rights to NM100060 and will assume all further development, regulatory, manufacturing and commercialization responsibilities as well as costs.

Under the terms of the agreement, NexMed expects to receive up to $51 million in upfront and milestone payments on the achievement of specific development and regulatory milestones, including an initial cash payment of $4M at signing. In addition, NexMed is eligible to receive royalties based upon the level of sales achieved.

NexMed’s proprietary anti-fungal lacquer NM100060 incorporates NexACT penetration enhancers with terbinafine, the active ingredient in Novartis’ blockbuster anti-fungal drug Lamisil®.

Dr. Joseph Mo, Ph.D., CEO of NexMed, states, “Novartis is a leader in the treatment of onychomycosis and we are delighted by the opportunity to license NM100060 to such a committed partner.” Dr. Mo added, “This agreement further validates our business strategy of partnering with large pharmaceutical companies. ”

Onychomycosis is a fungal infection affecting the toenails and/or fingernails and is one of the most common dermatological diseases affecting an estimated 30 million Americans. Nail fungus can be painful, embarrassing, expensive and difficult to treat. A 1998 American Journal of Dermatology article estimated that the costs of monitoring and treatment of nail fungus ranged between $700 and $1,200 per patient annually. The current market for this therapeutic indication is estimated at about $2 billion worldwide.

For a description of additional terms of the agreement please see the Company’s Form 8-K filed today with the Securities and Exchange Commission.

Conference Call
NexMed management will host a conference call today at 10:30AM ET, September 15, 2005 to discuss the global licensing agreement with Novartis International Pharmaceutical Ltd. The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054, and asking the conference operator for the NexMed Conference Call. Playback is available until September 22, 2005, both account # 286 and ID# 169296 are required for access. The conference call will also be Webcast live at http://www.investorcalendar.com/IC/CEPage.asp?ID=94959

About NexMed, Inc.
NexMed, Inc. is an emerging drug developer that is leveraging its proprietary drug technology to develop a significant pipeline of innovative pharmaceutical products to address significant unmet medical needs. The Company is also working with various pharmaceutical companies to explore the incorporation of NexACT into their existing drugs as a means of developing new patient-friendly transdermal products and extending patent lifespans and brand equity.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to its ability to enter into partnering agreements and the performance of our partners under such agreements, our ability to raise financing on acceptable terms, successful completion of clinical development programs, regulatory review and approval, product development and acceptance, manufacturing, competition, and/or other factors, some of which are outside the control of the Company.

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Contacts:	Media:	Investor Relations:
Deborah Carty	Marni Kotak	Janet Dally
NexMed, Inc.	Excite Media Group	Montridge, LLC
(609) 208-9688, ext: 159	(212) 941-8499 x102	(203) 894-8038
dcarty@nexmed.com	mkotak@excitepr.com	jdally@montridgellc.com